Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated October 9, 2014

J. P. Morgan U.S. Sector Rotator 8 Index

Performance Update - October 2014

OVERVIEW
The J.P. Morgan US Sector Rotator 8 Index is a notional rules-based proprietary index that, on a monthly basis, tracks the excess return of a synthetic portfolio of (i) up to five U.S. Sector Constituents, which are U.S. sector exchange-traded funds, that are selected according to their past month return with a volatility feature, and, (ii) if fewer than 5 out of the 10 possible
U.S. Sector Constituents are selected, the Bond Constituent, which is the PIMCO
Total Return Exchange-Traded Fund.

Hypothetical and Actual Historical Performance -September 30, 2004 to September
30, 2014

* See "Notes" on following page

Key Features of the Index n The strategy is based on a universe of 11 investible underlyings (10 ETFs across U. S.  sectors and an ETF representing fixed income exposure) n Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.  n Targets a volatility of
8% n Levels published on Bloomberg under the ticker JPUSSC8E.

Hypothetical and Actual Historical Volatility --
March 31, 2005 to September 30, 2014

Recent Index Performance
 Historical Performance  Jan    Feb   Mar    Apr   May    Jun    Jul    Aug    Sep    Oct    Nov    Dec  Full Year
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========
           2014         -3.79% 2.02% -0.08% 2.01% 1.06%  1.34%  -2.10% 3.49%  -0.66%                      3.12%
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========
           2013         2.88%  0.71% 3.45%  3.09% -1.85% -0.63% 1.77%  -2.32% 2.19%  2.61%  1.48%  2.03% 16.30%
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========
           2012         0.53%  1.69% 2.42%  0.07% -0.30% 0.59%  0.56%  -0.52% 2.00%  -0.55% -0.11% 0.23%  6.77%
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========
           2011         2.04%  2.16% -0.07% 1.85% 1.28%  -1.22% 0.91%  -1.69% -1.81% 1.02%  -0.20% 1.84%  6.15%
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========
           2010         -3.31% 0.54% 2.97%  2.28% -3.50% 1.88%  1.01%  -0.91% 1.06%  1.86%  0.51%  2.27%  6.61%
======================= ====== ===== ====== ===== ====== ====== ====== ====== ====== ====== ====== ===== =========

Recent Index Composition

                   Consumer      Consumer

                  Discretionary Staples Select Energy Select  Financial    Health Care    Industrial   Utilities Select  Materials
  Technology    iShares US
                  Select Sector Sector SPDR    Sector SPDR   Select Sector Select Sector Select Sector Sector SPDR      Select
 Sector Select Sector Real Estate Pimco Total
                  SPDR Fund        Fund           Fund       SPDR Fund     SPDR Fund     SPDR Fund        Fund          SPDR Fund
  SPDR Fund       ETF       Return ETF
              ================= ============= ============== ============= ============= ============= ============= ================
October 14         0.00%        17.73%          0.00%         0.00%        14.19%         0.00%         0.00%            0.00%
   0.00%           0.00%        100.0%
              ================= ============= ============== ============= ============= ============= ============= ================
September 14      14.21%        15.54%          0.00%         0.00%        13.04%        13.41%        10.34%            0.00%
                   0.00%        0.00%       0.00%
              ----------------- ============= ============== ============= ============= ============= ============= ================

October 09, 2014

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation -- September 30, 2014
                                                                                              Ten Year
                                           Three Year         Five Year         Ten Year      Annualized  Ten Year Sharpe Ten Year
                                        Annualized Return Annualized Return Annualized Return  Volatility       Ratio
 Correlation
======================================= ================= ================= ================= =========== ===============
J.P. Morgan U.S. Sector Rotator 8 Index       9.5%              8.2%              6.1%           7.0%          88.3%       100.0%
======================================= ================= ================= ================= =========== ===============
SandP 500 Index (Excess Return)               22.3%             15.1%             5.7%          20.4%          28.0%        56.6%
======================================= ================= ================= ================= =========== ===============
JPM US Gov Bond Index (Excess Return)         0.5%              2.8%              2.0%           4.7%          42.9%       -16.4%

Notes

Hypothetical, historical performance measures: Represent the performance of the
U.S. Sector Rotator 8 Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through June 28, 2013, and the actual historical performance of the Index based on the daily closing levels from July 1, 2013 through September 30, 2014, as well as the performance of the SandP 500 Index (Excess Return), and the JPMorgan US Government Bond Index
(Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the U.S. Sector Rotator 8 Index will outperform the SandP 500 Index
(Excess Return), the JPMorgan US Government Bond Index (Excess Return) or any
alternative investment strategy. Sources: Bloomberg and JPMorgan.

SandP 500 Index (Excess Return) represents a hypothetical index constructed from the total returns of the SandP 500 Index with the returns of the Cash Index deducted. JPMorgan US Government Bond Index (Excess Return) represents a hypothetical index constructed from the returns of the JPMorgan US Government
Bond Index with the returns of the Cash Index deducted.

Volatility: hypothetical, historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the U.S. Sector Rotator 8 Index, SandP 500 Index (Excess Return), and the
JPMorgan US Government Bond Index (Excess Return).

Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since September 30, 2004. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.
The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.
The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

n The payment on any investments linked to the Index that we may issue is exposed to the credit risk of JPMorgan Chase and Co. n The levels of the Index will include the deduction of a fee of 0.50%  per annum. n There are risks associated with a momentum-based investment strategy--The Strategy seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This Strategy is different from a strategy that seeks long-term  exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter. n Correlation of performances among the basket constituents may reduce the performance of strategy--Performances among the Basket Constituents may become highly correlated  from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Strategy. n Our affiliate, JPMS plc, is the
Index Sponsor and Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment.  JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index. n The Index may not be successful, may not outperform any alternative strategy related to the
Basket Constituents, or may not achieve its target volatility of 8%. n The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and sector. n Changes in the value of the Basket Constituents may offset each other. n The Index was established on July 1, 2013 and has a limited operating history
The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors" section in the relevant product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at http://www. sec.
gov/Archives/edgar/data/19617/000095010313006180/crt_dp41471-fwp.     pdf

Disclaimer
JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular underlying supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (800) 576-3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com